Exhibit 5.1

Teekay LNG Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: 25246.50086/US/80586968v2

June 12, 2018

Teekay LNG Partners L.P.: Registration Statement on Form F-3: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with respect to the registration of the issuance and sale from time to time of $150,000,000 (in the aggregate) of common units (“Common Units”) and 8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Preferred Units”, and together with the Common Units, the “Securities”), each representing limited partner interests in the Partnership.

The Securities will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and Prospectus;

(ii)	the Certificate of Limited Partnership of the Partnership, as amended, the Third Amended and Restated Agreement of Limited Partnership dated October 23, 2017 (collectively, the “Organizational Documents”, and together with the Registration Statement and Prospectus, the “Documents”); and

(iii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership and Teekay GP L.L.C., a Marshall Islands limited liability company (the “General Partner”), as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have also assumed the power and legal right of all parties (other than the Partnership) to the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) to enter into and perform their respective obligations thereunder. We have further assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

In rendering this opinion letter, we have also assumed:

(i)	that the issuance and, if applicable, sale of the Securities complies in all respects with the terms, conditions and restrictions set forth in the Documents and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	the filing by the Partnership of the Registration Statement and Prospectus substantially in the form examined by us;

(iii)	a definitive purchase agreement, underwriting agreement or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto;

(iv)	any Securities will be duly authorized and will be validly issued, and the certificates, if any, evidencing the same will be duly executed and delivered, against receipt of the consideration approved by the General Partner and, if applicable, the requisite holders of preferred units of the Partnership already outstanding.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the General Partner and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	The Partnership is validly existing under Marshall Islands Law.

2.	When the terms of the issuance and sale thereof have been duly authorized and approved by the General Partner, and when issued and delivered by the Partnership against payment therefor in accordance with the terms of the Organizational Documents, the applicable purchase, underwriting or similar agreement and the Registration Statement, Prospectus and a Prospectus Supplement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

3.	When the terms of the issuance and sale thereof have been duly authorized and approved by the General Partner (and, if applicable, the requisite holders of outstanding preferred units of the Partnership), and when issued and delivered by the Partnership against payment therefor in accordance with the terms of the Organizational Documents, the applicable purchase, underwriting or similar agreement and the Registration Statement, Prospectus and a Prospectus Supplement, the Preferred Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP